Management Statement Regarding Compliance with

            CERTAIN PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940

We, as members of management of Firstar Funds, Inc. (the "Company"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act or 1940. We are also responsible for establishing and maintaining an effective internal control structure over compliance with those requirements. We have performed an evaluation of the Company's compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of October 29, 1999.

Based on this evaluation, we assert that the Company was in compliance with those provisions of Rule 17f-2 of the Investment Company Act of 1940 as October 29, 1999 with respect to securities and similar investments reflected in the investment account of the Company.

Firstar Funds, Inc.

By:

/S/ LAURA RAUMAN                          FEBRUARY 9, 2000
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Laura Rauman                                     Date
Vice President

/S/ JOE NEUBERGER                         FEBRUARY 9, 2000
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Joe Neuberger                                    Date
Assistant Treasurer